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                                                                   EXHIBIT 10.23

                           [AUDIBLE INC. LETTERHEAD]


June 10, 1996


Mr. Guy Story
151 Spring Street
New York, New York 10012


Dear Guy,

     You will become Vice President - Technology, of Audible Words. Attendant to your employment -- subject to approval by the Board of Directors and the shareholders -- The Company hereby offers you the right to purchase 200,000 shares of the Common Stock of the Company at a purchase price of $.085 per share. Such shares shall be subject to the terms of a stock restriction agreement in a form to be provided to you prior to the commencement of your employment. In general, the agreement subjects the shares to a vesting schedule such that in the event that your employment with the Company terminates, the Company has the right to repurchase the unvested shares from you at your cost. The shares vest 12 percent six months from the day you agree to the terms of this offer letter, and thereafter in equal monthly installments of 2 percent (4000 shares) per month. The agreement also provides the Company with the right of first refusal on any shares you wish to transfer to a third party. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both.

Provided that you remain employed with the Company until July 31, 2000, you will receive a bonus of $22,604 at that time. The Company will not provide you with any gross up in taxes due to such one time bonus.

Your annual salary will begin at $100,000 per year. A bonus program set at up to 25 percent of your base salary, payable quarterly, and adjusted according to personal "objectives" we will identify together, will commence in six months or after the company secures a round of financing in excess of $1.5 million -- whichever occurs first. You agree to resign your current employment position no later than June 14, 1996 and commence formal employment with Audible Words no later than June 27. If you can start sooner, all the better. If you accept this offer and return this with signature on or before June 12th, 1996, the day this offer expires, we will include a $5,000 signing bonus as part of the package.
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A health plan will also be part of the employment package. The company will cover the premium for you and half of a family premium. A dental plan will also be available on a self-pay basis. The company will also pay 25 percent of your annual membership at a health club near our headquarters.

The attached non-disclosure agreement contains the same restrictions under which I am employed and will serve as a standard part of all our subsequent hires.

Related to, but more important than all of this as far as I'm concerned, you will help me create the culture and infrastructure of Audible Words as a trusted partner. All of this --assuming you don't have a drug, alcohol, or criminal predilection I should know about before this association begins -- should provide the framework for a long and fulfilling working relationship.

Your signature below indicates acceptance of the terms.


Onward,



__________________________________
Andrew J. Huffman
President and Chief Executive Officer
Audible, Inc.

I acknowledge that this supercedes the prior letter signed on this date.


                                    So Agreed:
                                              -------------------------------
                                                         Guy Story


                                    Date:
                                         ------------------------------------


WASH1 / 200723
24854-6